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                                     [LOGO]

                                                               December 15, 1999

Dear Stockholder:

    On behalf of the Board of Directors of Gleason Corporation (the "Company"), I am pleased to inform you that the Company has entered into an Agreement and Plan of Merger, dated as of December 8, 1999 (the "Merger Agreement"), with Torque Acquisition Co., L.L.C. ("Acquisition Company"), a wholly-owned subsidiary of Vestar Capital Partners IV, L.P., and Torque Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of Acquisition Company. Pursuant to the Merger Agreement, the Company and Acquisition Company have today commenced a joint tender offer (the "Offer") to purchase all outstanding shares of common stock of the Company (the "Shares") at a price of $23.00 per Share, net to the seller in cash, without interest.

    Following the successful completion of the Offer, upon the terms and subject to the conditions contained in the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). At the effective time of the Merger, each remaining issued and outstanding Share (other than certain Shares owned by the investor group) will be converted into the right to receive $23.00 in cash, subject to dissenters' rights. In accordance with the terms of the Merger Agreement and other related documents, 100% of the equity interests in the Surviving Corporation will be owned by an investor group consisting of Acquisition Company, which is an affiliate of Vestar Capital Partners, and certain members of senior management of the Company, including myself and members and trusts for the benefit of my family, together with the Gleason Foundation, currently the Company's largest stockholder.

    YOUR BOARD OF DIRECTORS, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS COMPRISED OF THREE INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS (OTHER THAN THE INVESTOR GROUP), AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Special Committee and Board of Directors gave careful consideration to the factors described in the enclosed Offer to Purchase, dated December 15, 1999, and incorporated by reference in the enclosed Solicitation/Recommendation Statement on Schedule 14D-9, each of which is being filed today with the Securities and Exchange Commission, including, among other factors, the written opinion of Bear, Stearns & Co. Inc., the Special Committee's financial advisor, dated December 8, 1999, that, subject to the assumptions, factors and limitations set forth in the opinion, the $23.00 per Share in cash being offered in the Offer and to be received in the Merger is fair, from a financial point of view, to the Company's stockholders (other than the investor group). The full text of the written opinion of Bear, Stearns &
Co. Inc. is attached to the Offer to Purchase as Exhibit I and you are urged to read such opinion in its entirety.

    Additional information with respect to the transaction, including important information with respect to the Special Committee's and the Board of Directors' recommendations and the background of the
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transaction, is contained in the enclosed Offer to Purchase, and we urge you to consider this information carefully.

    If the tender offer is completed, the vote on the second-step merger will be assured. In addition, the merger is not likely to occur until a few months after the tender offer is completed. Accordingly, if you want to receive the $23 in cash for your Shares at the earliest possible time, we urge you to tender your Shares in the Offer.

    In addition to the Offer to Purchase and the Schedule 14D-9, enclosed are various related materials including a Letter of Transmittal to be used for tendering Shares in the Offer if you are the record holder of the Shares. The Offer to Purchase and the related materials set forth the terms and conditions for the Offer and provide instructions on how to tender your Shares. If you need assistance with the tendering of your Shares, please contact the information agent, Georgeson Shareholder Communications Inc., at its address or telephone number appearing on the back cover of the Offer to Purchase. We urge you to read and consider the enclosed materials carefully before making your decision with respect to tendering your Shares pursuant to the Offer.

                                        Very truly yours,

                                        [LOGO]

                                        James S. Gleason,
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

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